Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT
The Board of Directors
Ashworth, Inc.:
We consent to incorporation by reference in the registration statements (Nos. 33-92580, 333-51730, 33-35516, 33-41455, 33-47502, 33-54206 and 33-66040) on Form S-8 of Ashworth, Inc. of our reports dated January 31, 2006, with respect to the consolidated balance sheet of Ashworth, Inc. and subsidiaries as of October 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended October 31, 2005, and the related consolidated financial statement schedule, which reports appear in the October 31, 2005 report on Form 10-K of Ashworth, Inc. and subsidiaries.
Moss Adams, LLP
Irvine, California
January 31, 2006